UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 26, 2017

ATLANTIC ACQUISITION I, INC.
 (Exact name of registrant as specified in its charter)

Nevada	333-211681	81-1736095
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification Number)

15321 NW 60th Ave 51 St. Suite 109 Miami Lakes, FL	33014
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:     941-347-7380

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]    Written communications pursuant to Rule 425 under the Securities Act
[   ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act
[   ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
[   ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02   Departure of Directors or Certain Ofﬁcers; Election of Directors; Appointment of Certain Ofﬁcers; Compensatory Arrangements of Certain Ofﬁcers.

On December 26, 2017, the resignation of Margret M. McLaughlin was accepted by the Board of Directors, the board was increased to 5 seats and Gregory A. Shiffner, Darren Davis and Gary W. Black, Sr. were appointed as temporary directors to serve until the next regularly scheduled election of directors. There were no disagreements between the departing director and the Company.

Gregory A. Shiffner

Mr. Shiffner is a passionate entrepreneur and a dedicated charitable philanthropist with a "connect the dots" management style.  With over 30 years of business experience in numerous private and public transactions domestically and internationally, Mr. Shiffner's professional journey has resulted in the forging of significant lifelong relationships while establishing a formidable strategic business network in Private and Government affiliations. He has received national awards from the VA Commission and has presented to and worked with the DOD, DLA, and DHS. Having relationships and working with many top government and International leaders he has developed a proven conduit for bringing products, services, and funding to many countries and agencies.  Mr. Shiffner and has been a keynote speaker at the ACBC forum for 3 consecutive years promoting technology and reciprocal business to Africa and the Caribbean. It is this network and passion that serve as the foundation for EcoTech Solution's proven track record of identifying, structuring and building strategic relationships and opportunities in emerging markets.

 Mr. Shiffner's previous professional experience includes positions as CEO of SAS Global developing EPA registered and patented technologies for the healthcare, military and sports industry; President of Elite Services with over $800 million in real estate projects over twelve years managing a team of over 100 people; and President of Effective Education, an educational teaching, and hands-on training program acquired and still operating on the CSE.

Mr. Shiffner's altruistic activities include board member positions for organizations fighting Children's Cancer, Parkinson Disease, and F.I.S.T.  Mr. Shiffner has been a member of the Middlesex County, Union County, and Gateway Regional Chambers of Commerce as well as a member of the Presidential Council of Business and received several National Leadership Awards. In 2007 Mr. Shiffner was awarded NJ Distinguished Honored Citizen Award and he was named a lifetime member of the New Jersey Honor Legion. Mr. Shiffner was a motivational speaker for over 7 years teaching Business Goal Setting and Success Principles for several of the world's largest MLM & Public companies helping to build large scaled sales & distribution networks.

Gary W. Black, Sr.

Gary is a senior executive with more than 50 years of domestic and international experience in starting, developing and managing companies on a wide basis in a variety of disciplines ranging from governmental projects, to aerospace hardware, power and energy, medical devices, nuclear energy, marine products and automotive power plant hardware to name a few. His education in solid state physics and materials sciences have served him to span both scientific and technical developments where he has obtained many patents and proprietary IP that he has utilized for his own companies and those clients for which he consults.

Gary sits on a number of Boards of technology companies and has provided his services as Chief Science Officer, Chief Science Advisor, and business development consultant for many well-known private and public companies.

After retiring from the Teleflex Corporation where he served for over 20 years in many management positions, Gary started a number of companies of his own utilizing technology developed by him, mostly in the power and materials fields as related to energy.

For the past 20 years, Gary has not only been CEO and Chief Scientist of his own business but has consulted for science-based companies and governments around the world in the fields of product application engineering for energy and materials related science.

For the last two years, Gary has been a consultant to the EcoTech Solutions Company for business development and new product creation and has a keen sense of the technical and economic needs in the power and energy space.

Gary has agreed to join EcoTech as their CEO and will also act as their Chief Scientist for product and protocol development in their Power and energy space.

Darren Davis

Mr. Davis has an impressive history of founding successful entrepreneurial endeavors in the construction, landscape and construction supplies and development fields in New Jersey.  Since immigrating from Ireland in 1996, Darren has tirelessly worked on opening companies and building developments in an around Eastern Monmouth County New Jersey including the towns of Long Branch, Eatontown, Oceanport, and others.

In the span of fewer than two decades Mr. Davis founded Celtic Concepts a successful landscape design and contracting firm; Galway Builders a builder-developer of residential properties, DKD Investments a developer of mixed-used projects focused on rehabilitating abandoned or underused properties. In addition, Darren has taken over ownership of the oldest business in Long Branch New Jersey, the John Guire Company, which is a building, landscape equipment, and supplies company located in the heart of downtown.  Mr. Davis employs over 70 employees across his numerous companies and his clients include many municipalities, universities and large developers.  Darren's work ethic and dedication to local communities are exemplary and have contributed greatly to his success and the revitalization of the areas he serves.

No.	Exhibits

None.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:   December 29, 2017

ATLANTIC ACQUISITION, INC.

/s/ Robert Bubeck,
Robert Bubeck, Secretary

EXHIBIT INDEX

No.	Exhibits

None.